Exhibit 99

Pfizer Reports Second-Quarter 2007 Results, Reconfirms Full-Year 2007 and 2008 Financial Guidance and Updates Progress on Immediate Business
                              Priorities

    -- Second Quarter 2007 was Impacted by Loss of Exclusivity for Zoloft and Norvasc, Timing of Expenses and Lipitor Performance in the U.S.; New Products - Chantix, Sutent, Lyrica - are
        Performing Extremely Well

    --  Company Makes Significant Progress Against Priorities
        Announced in January 2007, including Creating a Lower, More Flexible Cost Base

    -- Company Developing Longer-Range Plans for a Rapidly Changing Healthcare Marketplace


    NEW YORK--(BUSINESS WIRE)--July 18, 2007--Pfizer:


($ millions, except per-share amounts)

                             Second Quarter          Year to Date
                         ---------------------- ----------------------
                           2007    2006  Change   2007    2006  Change
                         ------- ------- ------ ------- ------- ------
Revenues                 $11,084 $11,741   (6%) $23,558 $23,488     --
Reported Net Income      $ 1,267 $ 2,415  (48%) $ 4,659 $ 6,526  (29%)
Reported Diluted EPS     $  0.18 $  0.33  (45%) $  0.66 $  0.89  (26%)
Adjusted Income(1)       $ 2,944 $ 3,663  (20%) $ 7,748 $ 8,013   (3%)
Adjusted Diluted EPS(1)  $  0.42 $  0.50  (16%) $  1.10 $  1.09     1%

(1) See end of text prior to table for notes.


    Pfizer Inc today reported second-quarter 2007 results, reconfirmed its previously announced full-year financial guidance for 2007 and 2008 revenue and adjusted diluted EPS(1), and detailed progress on its immediate business priorities announced in January 2007. The company said it is building on that progress by developing longer-range plans for the rapidly changing healthcare marketplace.

    "While there's no question that we faced difficult challenges in the second quarter of 2007 -- including the impact of the loss of U.S. exclusivity for Zoloft and Norvasc, the timing of some expenses and Lipitor's performance in the U.S. -- we're still on track to meet our previously announced 2007 and 2008 revenue and adjusted diluted EPS(1) goals. This underscores our ability to meet our goals despite a highly competitive and complex environment," said Jeffrey Kindler, Pfizer Chairman and Chief Executive Officer.

    "Notwithstanding the second quarter, our year-to-date 2007 revenues were comparable to the same period in 2006 and our adjusted diluted EPS(1) increased 1% despite the substantial impact of Zoloft and Norvasc loss of U.S. exclusivity. In particular, Chantix, Sutent and Lyrica, all innovative medicines gaining wider acceptance in their markets, performed well and delivered better-than-expected results. And I am encouraged by the progress we are making on the immediate priorities we outlined last January to strengthen our near and long-term performance."

    Kindler continued, "The decline in second-quarter 2007 adjusted earnings was due to two main factors: a difficult comparison to the year-ago period, given the Zoloft and Norvasc loss of U.S. exclusivity since that time, as well as our payments to Bristol-Myers Squibb in connection with our collaboration to develop and commercialize apixaban, an important opportunity in cardiovascular medicine where we have a strong presence.

    "In addition, Lipitor, our most prescribed product, did not meet our expectations for the quarter. Worldwide Lipitor sales declined 13% in the second quarter of 2007 as compared to the same quarter last year, as a 5% growth in the international markets was more than offset by a 25% decline in the U.S. Our U.S. Lipitor performance in the second quarter was negatively impacted by two factors we had highlighted in the first quarter of 2007 as positively impacting the brand. These two factors, changes in the U.S. wholesaler inventory levels and differences in reconciliation of internal and external data that are normally seen each quarter to varying degrees, accounted for approximately 50% of the revenue decline in the U.S. second-quarter 2007 results and are not expected to have a negative impact on U.S. performance over the second half of the year. Other contributing factors to the second quarter's performance include the decreased level of prescriptions as well as increased rebates associated with our more flexible contracting activity.

    "Lipitor worldwide sales in the first half of 2007 were down 2% as compared to the same period last year. As it relates to our current forecast of full-year global Lipitor revenues, we have incorporated a moderation in the level of decline of prescriptions in the U.S. market relative to the second quarter, reflecting extensive promotional and contracting efforts. In addition, we have incorporated an increase in the level of contracting rebates consistent with our current, more flexible contracting policy. With all of these factors taken together, we now expect full-year 2007 global Lipitor revenues of flat to a 5% decline relative to the prior year. We will continue to drive Lipitor's value and its differentiation with newly approved indications, an effective TV, radio and print campaign featuring Dr. Robert Jarvik, field force execution and our focus on optimizing Tier 2 access."



 Company Reports Progress on Immediate Priorities and Development of
             Longer-Range Plans for Changing Marketplace


    "In January 2007, we were clear with all of our stakeholders about the scope and substance of our significant challenges and opportunities," Kindler said. "We said we would get leaner and quicker, and do it with a sense of urgency and intensity. We acknowledged that the healthcare industry is changing and we are committed to changing with it, starting with five immediate priorities
- maximizing our near- and long-term revenues; establishing a lower and more flexible cost base; creating smaller, more focused and more accountable operating units; engaging more productively with customers, patients, physicians and other collaborators; and making Pfizer a great place to work.

    "I am encouraged by the progress we have made in the last six months. Many of the initiatives are resulting in overall cost reductions and improved operational efficiency, which are a major ongoing focus of the organization as part of our previously declared goal to reduce the total expense pre-tax component of adjusted income(1) by at least $1.5 billion to $2.0 billion in 2008 as compared to 2006."

    -- We completed our field force reorganization, including a 20% reduction in our U.S. field force, and are taking similar measures in the international markets. The restructured U.S. field force was operational starting in April 2007 and productivity per sales representative has returned to the levels before the reorganization, retaining our competitiveness and share of voice. Globally, we have reduced our workforce by approximately 8% so far this year. Additional savings are being generated from de-layering, eliminating duplicative work, and strategically re-aligning various functions.

    -- We continue to outsource where it makes sense. For instance, we recently partnered with a single strategic service provider for certain information technology activities which are now performed by Pfizer and contractors. By consolidating 11 third-party providers and reducing labor cost, we expect to generate considerable annual savings and higher quality services.

    -- We continue to transform our global manufacturing network to improve efficiency and reduce overall cost. We have reduced our network of plants to 60 from 93 four years ago. We have also announced significant additional closures and divestitures. The cumulative impact will be a more focused, streamlined and competitive manufacturing operation, with less than 50% of our plants and a reduction of 35% of our manufacturing employees compared to 2003. Further, we currently outsource the manufacture of approximately 17% of our products on a cost basis and plan to increase this substantially by 2010.

    -- In R&D, we are actively balancing the actions required to achieve our cost savings targets with those required to ensure enhanced R&D productivity. In January, we announced plans to close five R&D sites as part of our efforts to rationalize our facilities footprint. To date, approximately two-thirds of the portfolio projects that are moving between sites have been transferred and are being actively pursued in their new site. The remainder of the early-stage portfolio projects will be transferred by the end of the third quarter of 2007; and the late-stage project transfers will be complete by the end of 2007, with minimal interruption in the progress of development. Further, the vast majority of colleagues in scientific and technical roles from sites that are closing or in therapeutic areas that are consolidating who have been offered the opportunity to transfer to another site have agreed to relocate.

    -- We recently received FDA approval for Lyrica for the management of fibromyalgia, one of the most common chronic pain conditions. Within weeks of approval, we launched the new indication with our specialty field force and a nationwide public service announcement in collaboration with the National Fibromyalgia Association, the leading national organization for fibromyalgia patient education and advocacy. This fast-to-market approach reflects how our new U.S. business structure is giving us more speed and agility in the marketplace.

    -- We are delivering on our goal to secure external sources of revenue and innovative alliances to supplement our pipeline. In addition to the collaboration with Bristol-Myers Squibb to develop and commercialize apixaban, we have expanded our efforts in securing early-stage product candidates and technology, particularly with the establishment of the Pfizer Incubator in La Jolla, California, and the signing of an agreement with Fabrus LLC to be the first tenant in the Incubator. During the two-year term, Fabrus will work to develop novel antibody libraries and ways to screen them against biological targets.

    -- We are demonstrating our capacity to successfully collaborate with our customers, payers, regulators and the larger medical community. Our recent agreement with Express Scripts, Inc. that adds Lipitor to the U.S. pharmacy benefits manager's preferred drug list will increase patient access to this leading medicine. With the expertise and knowledge we have in marketing Chantix, one of the most successful new-product launches, we have partnered with regulators and independent medical organizations to support a smoke-free environment and to support the expansion of coverage to include uninsured patients.

    "As we continue to put our foundation for the future in place, the entire management team is working tirelessly to identify ways to improve the performance and outlook for Pfizer," said Kindler. "We're examining a whole range of possibilities that will shape the company over the next five to 10 years as accelerating change drives the worldwide healthcare market in new and important ways. Here are some of the strategic elements that build on our immediate priorities while providing a framework for our longer-term opportunities.

    "First, we're revitalizing our internal R&D productivity. We've focused R&D to improve productivity and give discovery and development teams more flexibility and clearer goals. We are committing considerable resources to promising therapeutic areas including oncology, diabetes, and neurological disorders, among others. And we're working hard to identify the next scientific leader for our R&D organization, which is one of the world's exceptional medical research organizations.

    "The second is focused business development. We've undergone a thorough assessment of every therapeutic area and prioritized them. We are now in the process of looking at the gaps we've identified and accelerating programs we already have. We intend to be opportunistic on the best products, product candidates and technologies, as you've seen with apixaban, our collaboration with the Scripps Institute and the Pfizer Incubator - among other recent actions.

    "Third is building a major presence in biotherapeutics. The majority of our drugs will continue to consist of small molecules; this has always been a core strength of our company. But large molecules must also be a very important part of our future -- they involve some of the most promising R&D technology and cutting-edge science in medical research. We are looking to integrate our investments, R&D and existing internal capabilities with disciplined business development.

    "The fourth is driving innovation in product life cycle management. We're challenging our business model and examining it from all angles. We see opportunities to better manage our products' growth and development through their entire time on the market, and to innovate our "go to market" promotional and commercial strategies. We also see ways to further enhance the value of mature products as well as those close to losing their exclusivity, and to create product line extensions. And we are also looking at new ways to accelerate our high-quality, low cost manufacturing initiatives.

    "Fifth is stepping up our focus and investments in emerging markets, especially in Eastern Europe and Asia, where changing demographics and economics will drive growing demand for high-quality healthcare and offer a great deal of potential for our products.

    "And finally, we see complementary opportunities in products and technologies that have the potential to add value to our core pharmaceutical offerings. There are many possible ways for us to take our new pharmaceutical products and enhance them with the medical technologies of the future, so that we help advance the practice of medicine and increase the value of our products for patients."



                 Worldwide Pharmaceutical Highlights




($ in millions, except percentages)

                          Second Quarter            Year to Date
                     ------------------------ ------------------------
                       2007     2006   Change   2007     2006   Change
                     -------- -------- ------ -------- -------- ------
In-Line Products(2)    $8,522   $8,718  (2%)   $18,175  $17,541    4%
New Products(3)           814      333 144%      1,527      565  170%
                     -------- --------        -------- --------

Total In-Line and New
 Products(4)            9,336    9,051   3%     19,702   18,106    9%

Loss of Exclusivity
 Products(5)              769    1,864 (59%)     1,984    3,826  (48%)
                     -------- --------        -------- --------

Total Pharmaceutical   10,105   10,915  (7%)    21,686   21,932   (1%)

Animal Health             632      583   9%      1,218    1,094   11%
Other(6)                  347      243  43%        654      462   42%
                     -------- --------        -------- --------

Total Revenues        $11,084  $11,741  (6%)   $23,558  $23,488   --
                     ======== ========        ======== ========

(2) (3) (4) (5) (6) See end of text prior to table for notes.


    Worldwide pharmaceutical revenues for the second quarter of 2007 were $10.1 billion, a decrease of 7% from a year ago, while revenues for the first half of 2007 were $21.7 billion, a decrease of 1% from last year. Excluding the revenues of Zoloft and Norvasc, worldwide pharmaceutical revenues grew 3%(4) in the second quarter of 2007 and 9%(4) in the first half of 2007 from the same periods last year. Contributing to this growth were revenues for the following products for the second quarter 2007 compared with the second quarter 2006 as well as the first half of 2007 compared to the first half of 2006, respectively: Celebrex, 1% and 12%; Lyrica, 49% and 73%; Detrol/Detrol LA, 5% and 11%; Zyvox, 21% and 30%; Geodon/Zeldox, 8% and 14%; Caduet, 50% and 69%; Vfend, 23% and 25%; and Aromasin, 22% and 27%. Additionally, Chantix/Champix and Sutent, two key new products, delivered strong revenues.

    Worldwide sales of Lipitor totaled $2.7 billion for the second quarter of 2007, a decline of 13% compared to the second quarter of 2006. The revenue growth of 5% in the international markets resulting primarily from the favorable impact of foreign exchange was more than offset by a 25% decline in the U.S. The statin market is intensely competitive, with increased payer pressure and competition from branded and generic products. For the first half of the year, Lipitor sales were $6.1 billion worldwide, a decrease of 2%, reflecting international growth of 6% more than offset by an 8% decline in the U.S. Lipitor's performance reflects a complex interplay of prescription trends, market-growth dynamics, branded and generic competition dynamics and payer pressures.

    We continue to focus customer-by-customer to secure unrestricted access to Lipitor. Our agreement with Express Scripts, Inc. represents an important example of our commitment to improving patient access and to meaningful engagement with our customers. We have also launched an adherence program that operates in partnership with large pharmacy chains which we expect to support patient utilization.

    Worldwide sales of Celebrex totaled $478 million for the second quarter of 2007 and $1.1 billion for the first half of 2007, representing growth of 1% and 12%, respectively, from the comparable periods in the prior year. In the U.S., revenues declined in the second quarter 2007 compared to the second quarter 2006 driven by a modest decline in volume. The direct-to-consumer TV ad campaign launched in April 2007 in the U.S. is helping to stimulate patient interest and initiate a productive dialogue between physicians and patients. The number of weekly visits to the Celebrex website has doubled and the number of calls to the patient 800 phone number has increased since the introduction of the ad. We are also starting to see an increase in new prescription share coming from new-to-market and switch patients. Coupled with our renewed field force, we expect to see an impact later this year.

    Worldwide sales of Lyrica totaled $405 million for the second quarter of 2007 and $800 million for the first half of 2007, representing growth of 49% and 73%, respectively, over the comparable periods last year. Lyrica growth continues to be fueled by strong efficacy as well as high physician and patient satisfaction. In June 2007, Lyrica was approved in the U.S. for the management of fibromyalgia, one of the most common chronic, widespread pain conditions. This approval represents a breakthrough for the more than six million Americans who suffer from this debilitating condition who previously had no FDA-approved treatment.

    Chantix continues its strong performance, with nearly 2.5 million U.S. patients having filled a prescription as of June 15, 2007, representing slightly more than 5% of adult smokers in the U.S. We continue to focus on increasing adherence and have introduced tools to physicians that provide data behind the benefit of a full 12-week course of therapy. In addition, we are conducting several pilot programs to reach patients in their first month of therapy through pharmacy programs as well as through our GetQuit behavior modification program.

    Sales of Exubera continue to be disappointing, with $4 million of worldwide revenues in the second quarter of 2007. We are continuing to execute on our 2007 action plan, including the efforts of diabetes educators who have been engaging in clinical discussions with physicians and office personnel. We began direct-to-consumer advertising in print ads in mid-June 2007. TV ads will start in July 2007.



                  Update on New Product Candidates


    In collaboration with Bristol-Myers Squibb, apixaban is under development for the prevention and treatment of a broad range of venous and arterial thrombotic conditions. The recently announced Phase 2 findings with apixaban and the Phase 3 findings with another company's Factor Xa inhibitor in development provides support for the mechanism of action of these agents, namely inhibition of Factor Xa for the prevention and treatment of thrombosis. Our Phase 3 trials in venous thromboembolism prevention in patients undergoing total knee replacement surgery will seek to demonstrate superiority to enoxaparin. In addition, the profile of apixaban, characterized by lower peak-trough ratio, less dependency upon renal excretion and absence of food effects, makes for a potentially best in class compound. Late stage clinical trials are underway and Bristol-Myers Squibb expects to file for approval of the first indication in the U.S. in the second half of 2009.

    In June 2007, the FDA issued an approvable letter for maraviroc, which is under review as a therapy for treatment-experienced patients infected with CCR5-tropic HIV-1. We are continuing our discussions with the FDA to address outstanding questions and to finalize the product labeling as soon as possible. Pfizer has established an expanded access program in 30 countries prior to approval to provide maraviroc to patients who have limited treatment options.

    Also in June 2007, we re-submitted our registration filing for dalbavancin, our cell wall synthesis inhibitor to treat skin and skin structure infections. We anticipate FDA approval by year-end 2007.



                         Pfizer Animal Health


    Pfizer Animal Health's second quarter revenue grew 9% to $632 million in the second quarter of 2007, and 11% to $1.2 billion in the first half of 2007 compared to the year-ago periods, bolstered by new companion animal product launches. The new products included Convenia, a first-in-class single treatment antibiotic for dogs and cats; Slentrol, a weight-management drug for dogs; and Cerenia, a first-in-class product for the treatment and prevention of vomiting in dogs. In addition to a strong performance by its in-line products, foreign exchange also favorably impacted the second quarter results.



                           Financial Results


    In the second quarter 2007, cost of sales (as a pre-tax component of adjusted income(1)), as a percentage of revenues was 17% compared to 14% for the second quarter of 2006, reflecting unfavorable product and geographic mix changes in our portfolio as well as the impact of efforts to reduce the cost of new products. For the full-year of 2007, we continue to forecast the cost of sales pre-tax component of adjusted income(1) at about 15% of revenues, reflecting an improvement in this measure over the balance of the year, in part driven by the impact of our ongoing cost-reduction initiatives.

    Selling, Informational and Administrative (SI&A) expenses, as a pre-tax component of adjusted income(1), were $3.7 billion, a decrease of 2%, compared to the second quarter of 2006. Absent the impact of foreign exchange, we continue to target -- and are on track to achieve --a year over year absolute reduction of more than $500 million in SI&A expenses associated with our efforts to restructure our cost base. However, the impact of foreign exchange, while favorable at the top line, has had an adverse impact on our expenses, and the strengthening of the euro and other currencies relative to the dollar is mitigating the reported impact of these cost reduction efforts. At current exchange rates(7), we anticipate that the SI&A pre-tax component of adjusted income(1) will approximate $15.2 billion this year.

    Research and development expenses, as a pre-tax component of adjusted income (1), were $2.0 billion, an increase of 20% compared to the second quarter of 2006 principally due to the timing of our payments to Bristol-Myers Squibb in connection with our collaboration to develop and commercialize apixaban. We continue to project the full-year 2007 R&D pre-tax component of adjusted income(1) at approximately $7.5 billion.

    Restructuring charges and acquisition-related costs were $1.1 billion, a significant increase compared to the second quarter of 2006, reflecting our commitment to numerous cost reduction initiatives, including the reduction in our global sales force as well as the rationalization of our manufacturing network, administrative functions, and our R&D infrastructure.

    Quarterly revenue patterns are subject to a degree of variability in light of the timing of loss of U.S. exclusivity on key product lines (among other factors) and are especially apparent in the U.S., where loss of exclusivity generally results in a rapid decline in revenues with the advent of competition from lower-priced generic agents. We expect this to mitigate over the second half of the year, given the timing of Zoloft's loss of exclusivity in the U.S. mid-last year. Quarterly expense patterns will also exhibit a degree of variability this year, reflecting, among other factors, the timing of payments associated with business development activities, the impact on cost of sales from mix changes in our product sales, the timing of investments in promotional and R&D programs during the second half of the year relative to the first half, and the timing of savings realized as part of our overall productivity initiatives.

    Through the first half of 2007, we have purchased $5.0 billion of stock, and we plan to purchase up to an additional $5.0 billion in stock in the second half of the year. Additionally, we have declared a third quarter dividend of $0.29, a 21% increase over the third quarter of last year.

    We reaffirm the following additional elements of our financial guidance for 2007 at current exchange rates(7):

    --  Revenues of between $47 billion and $48 billion

    --  Effective tax rate on adjusted income(1) of 22%

    --  Reported diluted EPS of $1.30 to $1.41

    --  Adjusted diluted EPS(1) of $2.08 to $2.15

    --  Cash flow from operations of $12 billion to $13 billion

    We also reaffirm the following financial guidance for 2008 at current exchange rates(7):

    --  Revenues of between $46.5 billion to $48.5 billion

    -- Total expense pre-tax component of adjusted income(1) at least $1.5 to $2 billion lower than 2006

    --  Effective tax rate on adjusted income(1) of 22% to 22.5%

    --  Reported diluted EPS of $1.75 to $1.93

    --  Adjusted diluted EPS(1) of $2.31 to $2.45

    --  Cash flow from operations of $18 billion to $19 billion

    "We will continue to focus on our immediate priorities with a high level of intensity while we also identify a broad range of opportunities for pharmaceutical products and technologies that will advance the practice of medicine and the value we bring to patients," said Kindler.

    For additional details, please see the attached financial schedules, product revenue tables, supplemental financial information, and Disclosure Notice.



(1) "Adjusted income" and "adjusted diluted earnings per share (EPS)" are defined as reported net income and reported diluted EPS excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the quarterly period ended April 1, 2007, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of second-quarter and six-month 2007 and 2006, and forecasted full-year 2007 and 2008, adjusted income and adjusted diluted EPS to reported net income and reported diluted EPS are provided in the materials accompanying this report. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

(2) Represents worldwide revenues for all pharmaceutical products, excluding revenues included in notes (3) and (5).

(3) Represents worldwide revenues for pharmaceutical products launched in the U.S. since 2005: Chantix, Eraxis, Exubera,
      Lyrica, Macugen, Revatio, Sutent and Zmax.

(4) Total worldwide pharmaceutical revenues excluding the revenues of major products that have lost exclusivity in the U.S. in 2006 and 2007 as described in note (5). See the table accompanying this report.

(5) Represents worldwide revenues for pharmaceutical products that have lost exclusivity in the U.S. in 2006 and 2007: Zoloft and Norvasc.

(6)  Includes Consumer Healthcare business transition activity,
      Capsugel and Pfizer Centersource.

(7) Current exchange rates approximate rates at the end of our second quarter for international operations (May 2007).




                 PFIZER INC AND SUBSIDIARY COMPANIES
                  CONSOLIDATED STATEMENTS OF INCOME
                             (UNAUDITED)


(millions of dollars, except per common share data)

                   Second Quarter   % Incr.     Six Months     % Incr.
                 ------------------    /    ------------------    /
                   2007     2006    (Decr.)   2007     2006    (Decr.)
                 --------- -------- ------- --------- -------- -------
Revenues         $11,084   $11,741     (6)  $23,558   $23,488       -
Costs and
 expenses:
 Cost of sales (a) 2,109     1,790     18     3,996     3,461      15
 Selling,
  informational
  and
  administrative
  expenses (a)     3,844     3,881     (1)    7,205     7,276      (1)
 Research and
  development
  expenses (a)     2,165     1,742     24     3,830     3,285      17
 Amortization of
  intangible
  assets             783       823     (5)    1,598     1,648      (3)
 Acquisition-
  related in-
  process
  research and
  development
  charges              -       513    *         283       513     (45)
 Restructuring
  charges and
  acquisition-
  related costs    1,051       268    292     1,863       567     229
 Other (income)/
  deductions--net   (487)     (359)    36      (889)     (615)     45
                 --------  --------         --------  --------
Income from
 continuing
 operations
 before provision
 for taxes on
 income and
 minority
 interests         1,619     3,083    (47)    5,672     7,353     (23)
Provision for
 taxes on income     272       790    (66)      961     1,052      (9)
Minority
 interests             2         3    (45)        5         5     (15)
                 --------  --------         --------  --------
Income from
 continuing
 operations        1,345     2,290    (41)    4,706     6,296     (25)
                 --------  --------         --------  --------
Discontinued
 operations:
 Income from
  discontinued
  operations--net
  of tax               -       108    *           -       210     *
 Gains/(losses)
  on sales of
  discontinued
  operations--net
  of tax             (78)       17    *         (47)       20     *
                 --------  --------         --------  --------
Discontinued
 operations--net
 of tax              (78)      125    *         (47)      230     *
                 --------  --------         --------  --------
Net income       $ 1,267   $ 2,415    (48)  $ 4,659   $ 6,526     (29)
                 ========  ========         ========  ========
Earnings per
 common share -
 basic:
 Income from
  continuing
  operations     $  0.19   $  0.31    (39)  $  0.67   $  0.86     (22)
 Discontinued
  operations--net
  of tax           (0.01)     0.02    *       (0.01)     0.03     *
                 --------  --------         --------  --------
 Net income      $  0.18   $  0.33    (45)  $  0.66   $  0.89     (26)
                 ========  ========         ========  ========
Earnings per
 common share -
 diluted:
 Income from
  continuing
  operations     $  0.19   $  0.31    (39)  $  0.67   $  0.86     (22)
 Discontinued
  operations--net
  of tax           (0.01)     0.02    *       (0.01)     0.03     *
                 --------  --------         --------  --------
 Net income      $  0.18   $  0.33    (45)  $  0.66   $  0.89     (26)
                 ========  ========         ========  ========
Weighted-average
 shares used to
 calculate
 earnings per
 common share:
 Basic             6,966     7,282            7,009     7,298
                 ========  ========         ========  ========
 Diluted           6,990     7,305            7,033     7,330
                 ========  ========         ========  ========




(a) Exclusive of amortization of intangible assets, except as discussed in footnote 4 below.

    * Calculation not meaningful.

    Certain amounts and percentages may reflect rounding adjustments.

1. The above financial statements present the three-month and six-month periods ended July 1, 2007, and July 2, 2006. Subsidiaries operating outside the United States are included for the three-month and six-month periods ended May 27, 2007, and May 28, 2006.
2. The financial results for the three-month and six-month periods ended July 1, 2007, are not necessarily indicative of the results which ultimately might be achieved for the current year.
3. As required, the estimated value of Acquisition-related in-process research and development charges (IPR&D) is expensed at acquisition date. In 2007, we expensed $283 million of IPR&D, primarily related to our acquisitions of BioRexis Pharmaceutical Corp. and Embrex, Inc. in the first quarter. In 2006, we expensed $513 million of IPR&D, primarily related to our acquisition of Rinat Neuroscience Corp. in the second quarter.
4. Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products are included in Amortization of intangible assets as they benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function are included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.
5. Discontinued operations--net of tax is primarily related to our former Consumer Healthcare business, sold in December 2006 for approximately $16.6 billion.
6. Provision for taxes on income in the first quarter of 2006 includes one-time tax benefits associated with favorable tax legislation and the resolution of certain tax positions.




                 PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION FROM REPORTED NET INCOME AND REPORTED DILUTED EARNINGS
                               PER SHARE
      TO ADJUSTED INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
                             (UNAUDITED)


(millions of dollars, except per common share data)

                       Second Quarter  % Incr.   Six Months    % Incr.
                       ---------------    /    ---------------    /
                        2007    2006   (Decr.)  2007    2006   (Decr.)
                       ------- ------- ------- ------- ------- -------
Reported net income    $1,267  $2,415    (48)  $4,659  $6,526     (29)
Purchase accounting
 adjustments--net of
 tax                      597   1,085    (45)   1,444   1,666     (13)
Acquisition-related
 costs--net of tax         10       2    303       23       5     327
Discontinued
 operations--net of tax    78    (125)   *         47    (230)    *
Certain significant
 items--net of tax        992     286    247    1,575      46      M+
                        ------  ------          ------  ------
Adjusted income        $2,944  $3,663    (20)  $7,748  $8,013      (3)
                        ======  ======          ======  ======

Reported diluted
 earnings per common
 share                 $ 0.18  $ 0.33    (45)  $ 0.66  $ 0.89     (26)
Purchase accounting
 adjustments--net of
 tax                     0.09    0.15    (40)    0.21    0.22      (5)
Acquisition-related
 costs--net of tax          -       -      -        -       -       -
Discontinued
 operations--net of tax  0.01   (0.02)   *       0.01   (0.03)    *
Certain significant
 items--net of tax       0.14    0.04    250     0.22    0.01      M+
                        ------  ------          ------  ------
Adjusted diluted
 earnings per common
 share                 $ 0.42  $ 0.50    (16)  $ 1.10  $ 1.09       1
                        ======  ======          ======  ======

* Calculation not meaningful.

M+ Change greater than one thousand percent.

Certain amounts and percentages may reflect rounding adjustments.

1. The above reconciliation presents the three-month and six-month periods ended July 1, 2007, and July 2, 2006. Subsidiaries operating outside the United States are included for the three-month and six-month periods ended May 27, 2007, and May 28, 2006.

2. Adjusted income and Adjusted diluted earnings per common share as shown above reflect the following items:

    (millions of
     dollars)          Second Quarter            Six Months
                       ---------------         ---------------
                        2007    2006            2007    2006
                       ------- -------         ------- -------
    Purchase accounting
     adjustments:
      Intangible
       amortization and
       other (a)       $  782  $  801          $1,607  $1,611
      In-process
       research and
       development
       charges (b)          -     513             283     513
                        ------  ------          ------  ------
      Total purchase
       accounting
       adjustments,
       pre-tax            782   1,314           1,890   2,124
      Income taxes       (185)   (229)           (446)   (458)
                        ------  ------          ------  ------
         Total purchase
          accounting
          adjustments--
          net of tax      597   1,085           1,444   1,666
                        ------  ------          ------  ------
    Acquisition-related
     costs:
      Integration costs
       (c)                 14       3              37       5
      Restructuring
       charges (c)          2       3              (4)      6
                        ------  ------          ------  ------
      Total
       acquisition-
       related costs,
       pre-tax             16       6              33      11
      Income taxes         (6)     (4)            (10)     (6)
                        ------  ------          ------  ------
         Total
          acquisition-
          related
          costs--net of
          tax              10       2              23       5
                        ------  ------          ------  ------
    Discontinued
     operations:
      (Income)/loss
       from
       discontinued
       operations (d)       -    (160)              -    (315)
      (Gains)/losses on
       sales of
       discontinued
       operations (d)      79     (26)             39     (31)
                        ------  ------          ------  ------
      Total
       discontinued
       operations, pre-
       tax                 79    (186)             39    (346)
      Income taxes         (1)     61               8     116
                        ------  ------          ------  ------
         Total
          discontinued
          operations--
          net of tax       78    (125)             47    (230)
                        ------  ------          ------  ------
    Certain significant
     items:
      Restructuring
       charges -
       Adapting to
       Scale (c)        1,035     262           1,830     556
      Implementation
       costs - Adapting
       to Scale (e)       317     180             491     365
      Consumer
       Healthcare
       business
       transition
       activity (f)        (7)      -             (16)      -
      Sanofi-aventis
       research and
       development
       milestone (g)        -       -               -    (118)
      Other (h)            25     (23)             25     (74)
                        ------  ------          ------  ------
      Total certain
       significant
       items, pre-tax   1,370     419           2,330     729
      Income taxes       (378)   (133)           (755)   (242)
      Resolution of
       certain tax
       positions (i)        -       -               -    (441)
                        ------  ------          ------  ------
         Total certain
          significant
          items--net of
          tax             992     286           1,575      46
                        ------  ------          ------  ------


    Total purchase
     accounting
     adjustments,
     acquisition-
     related costs,
     discontinued
     operations and
     certain
     significant items
     -- net of tax     $1,677  $1,248          $3,089  $1,487
                        ======  ======          ======  ======

  (a) Included primarily in Amortization of intangible assets.
  (b) Included in Acquisition-related in-process research and development charges, primarily related to our acquisitions of BioRexis Pharmaceutical Corp. and Embrex, Inc. in 2007 and Rinat Neuroscience Corp. in 2006.
  (c) Included in Restructuring charges and acquisition-related costs.
  (d) Discontinued operations--net of tax is primarily related to our former Consumer Healthcare business.
  (e) Included in Cost of sales ($170 million), Selling, informational and administrative expenses ($79 million), Research and development expenses ($131 million), and in Other (income)/deductions - net ($63 million income) for the three months ended July 1, 2007, and included in Cost of sales ($264 million), Selling, informational and administrative expenses ($128 million), Research and development expenses ($162 million) and in Other (income)/deductions - net ($63 million income) for the six months ended July 1, 2007. Included in Cost of sales ($104 million), Selling, informational and administrative expenses ($58 million), Research and development expenses ($40 million), and Other (income)/deductions - net ($22 million income) for the three months ended July 2, 2006, and included in Cost of sales ($228 million), Selling, informational and administrative expenses ($97 million), Research and development expenses ($62 million) and in Other (income)/deductions - net ($22 million income) for the six months ended July 2, 2006.
  (f) Included in Revenues ($50 million), Cost of sales ($45 million), Selling, informational and administrative expenses ($5 million) and Other (income)/deductions - net ($7 million income) for the three months ended July 1, 2007, and included in Revenues ($94 million), Cost of sales ($80 million), Selling, informational and administrative expenses ($7 million) and Other (income)/deductions - net ($9 million income) for the six months ended July 1, 2007.
  (g) Included in Research and development expenses.
  (h) Included in Other (income)/deductions - net.
  (i) Included in Provision for taxes on income.




                              PFIZER INC
                       SEGMENT/PRODUCT REVENUES
                         SECOND QUARTER 2007
                             (UNAUDITED)
                        (millions of dollars)


                                 QUARTER-TO-DATE
            ----------------------------------------------------------
                 WORLDWIDE              U.S.          INTERNATIONAL
            -------------------- ------------------ ------------------
                            %                  %                  %
             2007   2006  Change 2007  2006  Change 2007  2006  Change
======================================================================
TOTAL
 REVENUES   11,084 11,741    (6) 4,841 6,093   (21) 6,243 5,648    11
======================================================================

----------------------------------------------------------------------
PHARMA-
CEUTICAL    10,105 10,915    (7) 4,467 5,756   (22) 5,638 5,159     9
----------------------------------------------------------------------
- CARDIO-
 VASCULAR
 AND
 METABOLIC
 DISEASES    4,083  4,769   (14) 1,740 2,557   (32) 2,343 2,212     6
LIPITOR      2,719  3,123   (13) 1,384 1,856   (25) 1,335 1,267     5
NORVASC        642  1,158   (45)    18   560   (97)   624   598     4
CHANTIX /
 CHAMPIX       200      -   *      168     -   *       32     -   *
CADUET         119     80    50    109    73    49     10     7    60
CARDURA        125    139   (10)     -     2   *      125   137    (9)
- CENTRAL
 NERVOUS
 SYSTEM
 DISORDERS   1,174  1,643   (29)   496 1,051   (53)   678   592    15
LYRICA         405    271    49    218   172    26    187    99    91
GEODON /
 ZELDOX        178    165     8    142   136     5     36    29    22
ZOLOFT         127    706   (82)    33   620   (95)    94    86     9
NEURONTIN      105    123   (15)    13    16   (17)    92   107   (15)
ARICEPT**      100     88    13      -     -   *      100    88    13
XANAX / XR      79     79     1     13    16   (21)    66    63     6
RELPAX          66     67    (2)    39    42    (8)    27    25     7
- ARTHRITIS
 AND PAIN      626    627     -    373   394    (5)   253   233     9
 CELEBREX      478    471     1    341   355    (4)   137   116    18
- INFECTIOUS
 AND
 RESPIRATORY
 DISEASES      837    835     -    231   271   (15)   606   564     7
ZYVOX          202    167    21    118   110     8     84    57    44
VFEND          145    118    23     42    37    14    103    81    27
ZITHROMAX /
 ZMAX          108    166   (35)     5    60   (92)   103   106    (3)
DIFLUCAN       104    110    (6)     3    (4)  *      101   114   (12)
- UROLOGY      663    660     -    323   358   (10)   340   302    12
VIAGRA         382    394    (3)   142   178   (21)   240   216    12
DETROL /
 DETROL LA     269    255     5    178   176     2     91    79    13
- ONCOLOGY     652    540    21    239   211    13    413   329    26
CAMPTOSAR      241    238     1    130   130     1    111   108     2
SUTENT         146     36   311     61    33    85     85     3    M+
AROMASIN        92     75    22     28    25    10     64    50    28
- OPHTHAL-
MOLOGY         400    352    14    123   109    13    277   243    14
XALATAN /
 XALACOM       389    351    11    123   109    13    266   242    10
- ENDOCRINE
 DISORDERS     253    232     9     57    53     9    196   179    10
GENOTROPIN     202    191     6     53    49     7    149   142     6
- ALL OTHER  1,025    933    10    665   563    18    360   370    (3)
ZYRTEC /
 ZYRTEC D      385    377     2    385   377     2      -     -   *
- ALLIANCE
 REVENUE
 (Aricept,
 Exforge,
 Macugen,
 Mirapex,
 Olmetec,
 Rebif and
 Spiriva)      392    324    21    220   189    16    172   135    28
----------------------------------------------------------------------
ANIMAL
 HEALTH        632    583     9    254   262    (3)   378   321    18
----------------------------------------------------------------------
OTHER ***      347    243    43    120    75    60    227   168    35
----------------------------------------------------------------------

* - Calculation not meaningful.

** - Represents direct sales under license agreement with Eisai Co., Ltd.

*** - Includes Consumer Healthcare business transition activity,
 Capsugel and Pfizer Centersource.

M+ - Change greater than one thousand percent.

Certain amounts and percentages may reflect rounding adjustments.

Certain prior year data have been reclassified to conform to the current year presentation.




                              PFIZER INC
                       SEGMENT/PRODUCT REVENUES
                           SIX MONTHS 2007
                             (UNAUDITED)
                        (millions of dollars)


                                        YEAR-TO-DATE
           -----------------------------------------------------------
               WORLDWIDE             U.S.            INTERNATIONAL
           -----------------------------------------------------------
                          %                   %                   %
            2007   2006 Change 2007   2006  Change 2007   2006  Change
======================================================================
TOTAL
 REVENUES  23,558 23,488   -  11,691 12,710   (8) 11,867 10,778    10
======================================================================

----------------------------------------------------------------------
PHARMA-
CEUTICAL   21,686 21,932  (1) 10,935 12,068   (9) 10,751  9,864     9
----------------------------------------------------------------------
- CARDIO-
 VASCULAR
 AND
 METABOLIC
 DISEASES   9,238  9,517  (3)  4,764  5,308  (10)  4,474  4,209     6
LIPITOR     6,077  6,230  (2)  3,521  3,830   (8)  2,556  2,400     6
NORVASC     1,711  2,341 (27)    529  1,186  (55)  1,182  1,155     2
CHANTIX /
 CHAMPIX      362      -  *      313      -   *       49      -   *
CADUET        265    157  69     244    146   67      21     11    93
CARDURA       259    265  (2)      2      4  (40)    257    261    (2)
- CENTRAL
 NERVOUS
 SYSTEM
 DISORDERS  2,419  3,287 (26)  1,133  2,138  (47)  1,286  1,149    12
LYRICA        800    463  73     459    286   60     341    177    93
GEODON /
 ZELDOX       394    347  14     324    286   14      70     61    13
ZOLOFT        273  1,485 (82)    101  1,303  (92)    172    182    (5)
NEURONTIN     215    250 (14)     36     42  (15)    179    208   (14)
ARICEPT**     185    170   8       -      -   *      185    170     8
XANAX / XR    154    161  (4)     28     39  (28)    126    122     4
RELPAX        149    133  12      96     86   11      53     47    12
- ARTHRITIS
 AND PAIN   1,375  1,268   8     896    830    8     479    438     9
CELEBREX    1,076    962  12     817    746   10     259    216    20
- INFECTIOUS
 AND
 RESPIRATORY
 DISEASES   1,750  1,772  (1)    566    681  (17)  1,184  1,091     8
ZYVOX         460    353  30     301    247   22     159    106    48
VFEND         293    235  25     101     83   21     192    152    26
ZITHROMAX /
 ZMAX         239    425 (44)     18    194  (91)    221    231    (4)
DIFLUCAN      215    217  (1)      6     (1)  *      209    218    (4)
- UROLOGY   1,414  1,323   7     776    745    4     638    578    10
VIAGRA        816    784   4     366    375   (2)    450    409    10
DETROL /
 DETROL LA    572    515  11     401    361   11     171    154    10
- ONCOLOGY  1,247  1,010  24     483    390   24     764    620    23
CAMPTOSAR     470    450   4     260    242    8     210    208     1
SUTENT        248     52 380     114     49  133     134      3    M+
AROMASIN      185    145  27      63     53   19     122     92    32
- OPHTHAL-
MOLOGY        766    689  11     249    232    7     517    457    13
XALATAN /
 XALACOM      749    688   9     249    232    7     500    456    10
- ENDOCRINE
 DISORDERS    498    478   4     121    130   (7)    377    348     9
GENOTROPIN    403    388   4     113    113    -     290    275     6
- ALL OTHER 2,189  1,940  13   1,484  1,217   22     705    723    (2)
ZYRTEC /
 ZYRTEC D     846    798   6     846    798    6       -      -   *
- ALLIANCE
 REVENUE
 (Aricept,
 Exforge,
 Macugen,
 Mirapex,
 Olmetec,
 Rebif and
 Spiriva)     790    648  22     463    397   17     327    251    30
----------------------------------------------------------------------
ANIMAL
 HEALTH     1,218  1,094  11     518    491    6     700    603    16
----------------------------------------------------------------------
OTHER ***     654    462  42     238    151   58     416    311    34
----------------------------------------------------------------------

* - Calculation not meaningful.

** - Represents direct sales under license agreement with Eisai Co., Ltd.

*** - Includes Consumer Healthcare business transition activity,
 Capsugel and Pfizer Centersource.

M+ - Change greater than one thousand percent.

Certain amounts and percentages may reflect rounding adjustments.

Certain prior year data have been reclassified to conform to the current year presentation.




                 PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION FROM PHARMACEUTICAL REPORTED REVENUES TO PHARMACEUTICAL
                           ADJUSTED REVENUES
                             (UNAUDITED)
                        (millions of dollars)


                                       Worldwide
                 -----------------------------------------------------
                  Second Quarter   % Incr.     Six Months     % Incr.
                 -----------------    /     -----------------    /
                   2007     2006   (Decr.)    2007     2006   (Decr.)
                 -------- -------- -------- -------- -------- --------
Total
 Pharmaceutical
 revenues        $ 10,105 $ 10,915    (7)   $ 21,686 $ 21,932    (1)
Norvasc               642    1,158   (45)      1,711    2,341   (27)
Zoloft                127      706   (82)        273    1,485   (82)
                  -------  -------           -------  -------
Pharmaceutical
 adjusted
 revenues        $  9,336 $  9,051     3    $ 19,702 $ 18,106     9
                  =======  =======           =======  =======

                                         U.S.
                 -----------------------------------------------------
                  Second Quarter   % Incr.     Six Months     % Incr.
                 -----------------    /     -----------------    /
                   2007     2006   (Decr.)    2007     2006   (Decr.)
                 -------- -------- -------- -------- -------- --------
Total
 Pharmaceutical
 revenues        $  4,467 $  5,756   (22)   $ 10,935 $ 12,068    (9)
Norvasc                18      560   (97)        529    1,186   (55)
Zoloft                 33      620   (95)        101    1,303   (92)
                  -------  -------           -------  -------
Pharmaceutical
 adjusted
 revenues        $  4,416 $  4,576    (3)   $ 10,305 $  9,579     8
                  =======  =======           =======  =======

                                     International
                 -----------------------------------------------------
                  Second Quarter   % Incr.     Six Months     % Incr.
                 -----------------    /     -----------------    /
                   2007     2006   (Decr.)    2007     2006   (Decr.)
                 -------- -------- -------- -------- -------- --------
Total
 Pharmaceutical
 revenues        $  5,638 $  5,159     9    $ 10,751 $  9,864     9
Norvasc               624      598     4       1,182    1,155     2
Zoloft                 94       86     9         172      182    (5)
                  -------  -------           -------  -------
Pharmaceutical
 adjusted
 revenues        $  4,920 $  4,475    10    $  9,397 $  8,527    10
                  =======  =======           =======  =======




Certain amounts and percentages may reflect rounding adjustments.



 (1) Pharmaceutical adjusted revenues, which excludes the revenues of major products which have lost exclusivity in the U.S. since the beginning of 2006, is an alternative view of our Pharmaceutical revenue and we believe that investors' understanding of Pharmaceutical revenue is enhanced by disclosing this performance measure. Zoloft lost its U.S. exclusivity at the end of June 2006 and Norvasc lost its U.S. exclusivity in March 2007, and as is typical in the pharmaceutical industry, this has resulted in a dramatic decline in revenues due to generic competition. We believe that excluding the impact of these products assists the reader in understanding the underlying strength of the balance of our diverse Pharmaceutical product portfolio in 2007. Because of its non-standardized definition, this adjusted Pharmaceutical revenues measure has limitations as it may not be comparable with the calculation of similar measures of other companies. This additional revenue measure is not, and should not be viewed as, a substitute for the U.S. GAAP comparison of Pharmaceutical revenue.

 (2) Pharmaceutical International adjusted revenues reflect a favorable impact in the second quarter and first half of 2007 due to changes in foreign exchange rates.





                            PFIZER INC
                     SUPPLEMENTAL INFORMATION


    1) Impact of Foreign Exchange on Revenues

    The weakening of the U.S. dollar relative to other currencies, primarily the euro and British pound, favorably impacted our revenues by $284 million and $553 million in the second quarter and first six months of 2007, compared to the same periods in 2006, or 2.4% in both periods.

    2) Change in Cost of Sales

    Cost of sales increased 18% and 15% in the three months and six months ended July 1, 2007, compared to the same periods in 2006. These increases reflect unfavorable product mix, reflecting the loss of U.S. exclusivity on low manufacturing cost products, like Zoloft and Norvasc, as well as the impact of our efforts to reduce the costs of new products. Charges in cost of sales related to our Adapting to Scale (AtS) productivity initiative were $170 million and $264 million for the three months and six months ended July 1, 2007, and $104 million and $228 million for the three months and six months ended July 2, 2006.

    Cost of sales also includes $45 million and $80 million for the three months and six months ended July 1, 2007, related to business transition activities associated with the sale of our Consumer Healthcare business, completed in December 2006. These expenses are transitional in nature and generally result from agreements that seek to facilitate the orderly transfer of operations of our former Consumer Healthcare business to the new owner.

    Cost of sales as a percentage of revenues increased 3.8 percentage points to 19.0% in the second quarter, reflecting unfavorable product and geographic mix in our portfolio, the impact of efforts to reduce the costs of new products, and the impact of higher 2007 AtS implementation costs, compared to the same period in 2006.

    3) Change in Selling, Informational & Administrative (SI&A)
Expenses and Research & Development (R&D) Expenses

    Reported SI&A expense decreased 1% in the three months and six months ended July 1, 2007, compared to the same periods in 2006, reflecting timing considerations associated with our annual investments in promotional programs and the savings impact of our AtS productivity initiatives, partially offset by the unfavorable impact of foreign exchange on expenses. Reported SI&A expense includes charges of $79 million and $128 million related to AtS implementation costs for the three months and six months ended July 1, 2007, and $58 million and $97 million for the three months and six months ended July 2, 2006.

    Reported R&D expenses, excluding acquisition-related in-process research and development charges (IPR&D), grew 24% in the second quarter of 2007 and 17% in the first six months of 2007 versus the comparable prior-year periods. The second quarter increase is primarily related to collaboration payments made to Bristol-Myers Squibb Company (BMS) for the development and commercialization of apixaban. In addition to the second quarter payments made to BMS this year, the first-quarter 2006 includes a one-time R&D milestone of $118 million due to us from sanofi-aventis. Reported R&D expense include charges of $131 million and $162 million related to the AtS implementation costs for the three months and six months ended July 1, 2007, and $40 million and $62 million for the three months and six months ended July 2, 2006.

    IPR&D charges of $283 million, primarily related to the acquisitions of BioRexis Pharmaceutical Corp. and Embrex, Inc., were recorded in the first quarter of 2007 and $513 million, primarily related to the acquisition of Rinat Neuroscience Corp., was recorded in the second quarter of 2006.

    4) Other Income and Other Deductions



($ millions)                        Second Quarter      Six Months
                                   ----------------- -----------------
                                    2007     2006*    2007     2006*
                                   -------- -------- -------- --------
Net Interest (Income)/Expense(a)     $(286)   $(106)   $(534)   $(158)
Royalty Income                         (40)    (102)    (133)    (184)
Net Gains on Asset Disposals           (72)     (84)     (79)    (168)
Other, Net                             (89)     (67)    (143)    (105)
                                   -------- -------- -------- --------
Other (Income)/Deductions-Net        $(487)   $(359)   $(889)   $(615)
                                   ======== ======== ======== ========


    *Certain 2006 amounts were reclassified to conform to the 2007 presentation.

    (a) Increases in net interest income in the second quarter and first six months of 2007 compared to the same periods in 2006 were due primarily to higher interest rates and an increase in our net financial assets, reflecting proceeds of $16.6 billion from the sale of our Consumer Healthcare business in late December 2006.

    5) Effective Tax Rate

    The effective tax rates on reported Income from continuing operations before provision for taxes on income and minority interest for the second quarter of 2007 is 16.8% compared to 25.6% in the second quarter of 2006, primarily reflecting the impact of a $513 million charge in the second quarter of 2006 for acquired IPR&D, which is not deductible for tax purposes, among other factors. The effective tax rates on reported Income from continuing operations before provision for taxes on income and minority interest for the first six months of 2007 is 16.9% compared to 14.3% in the first six months of 2006, primarily reflecting certain one-time tax benefits in 2006 associated with favorable tax legislation and the resolution of certain tax positions in the first quarter of 2006, partially offset by the impact of a $283 million charge in the first six months of 2007 compared to a $513 million charge for the same period in 2006 for acquired IPR&D, which is not deductible for tax purposes, among other factors. The effective tax rates on adjusted income(1) for the second quarter and first six months of 2007 are 22.2% and 21.9% compared to 24.0% and 21.5% for the same periods in 2006.

    6) Update on Lipitor Patent Litigation.

    U.S. - Lipitor Basic Patent:

    -- In April 2007, the U.S. Supreme Court denied Ranbaxy's request to review the decision that upheld our basic Lipitor patent, which, with pediatric exclusivity, expires in March 2010.

    -- Separately, on July 2, 2007, a law firm that has represented Ranbaxy in Lipitor patent litigation filed a request with the Patent Office for a reexamination of the basic patent, alleging that the patent is invalid on the grounds of obviousness. The Patent Office may take up to three months to decide whether to grant the request, and it is not unusual for such requests to be granted. If the Patent Office does grant the request, it then will proceed to reexamine the basic patent on the merits, a process that can take up to two years or longer from the date of the request.

    U.S. - Lipitor Enantiomer Patent:

    -- In January 2007, we filed a reissue application with the Patent Office seeking to correct a technical defect in our Lipitor enantiomer patent, which, with pediatric exclusivity, expires in June 2011. We are awaiting the initial communication from the Patent Office regarding our application. It is not unusual for such initial communications to result in rejection of some or all of the claims and to seek additional information. The process can take as long as two years.

    Europe:

    -- We continue to aggressively defend our Lipitor patents in Europe. The basic patent expires in November 2011 in all of the major European markets where the basic patent covers the active ingredient of the product. To date, we have successfully defended that patent in every country where it has been litigated, including most recently in a trial court decision in Ireland.

    Canada:

    -- In Canada, we await a decision from the Federal Court of Appeal in our appeal of the adverse trial court ruling in the action involving Ranbaxy relating to our enantiomer patent, which expires in July 2010. We also await a trial court decision in actions involving Ranbaxy relating to two other patents protecting Lipitor's exclusivity in Canada. At least one other Lipitor patent trial in Canada is scheduled for this year.

    Financial Guidance: The financial guidance for 2007 and 2008 that we provided in the accompanying earnings release reflects our current expectations regarding developments in these various proceedings in those years.

    7) Reconciliation of Forecasted 2007 and 2008 Adjusted Income(1) and Adjusted Diluted EPS(1) to Forecasted 2007 and 2008 Reported Net Income and Reported Diluted EPS



                                        Full-Year 2007 Forecast
($ billions, except per-share
 amounts)                          Net Income(a)      Diluted EPS(a)
                                 ------------------ ------------------
Income/(Expense)
---------------------------------
Forecasted Adjusted
 Income/Diluted EPS(1)             ~$14.5 - $15.0     ~$2.08 - $2.15
Purchase Accounting Impacts, Net
 of Tax                                (2.7)              (0.39)
Adapting to Scale Costs, Net of
 Tax                                (2.5 - 2.7)       (0.35 - 0.39)
                                 ------------------ ------------------
Forecasted Reported Net
 Income/Diluted EPS                 ~$9.1 - $9.8      ~$1.30 - $1.41
                                 ================== ==================

                                        Full-Year 2008 Forecast
($ billions, except per-share
 amounts)                          Net Income(a)      Diluted EPS(a)
                                 ------------------ ------------------
Income/(Expense)
---------------------------------
Forecasted Adjusted
 Income/Diluted EPS(1)             ~$15.6 - $16.6     ~$2.31 - $2.45
Purchase Accounting Impacts, Net
 of Tax                                (2.0)              (0.30)
Adapting to Scale Costs, Net of
 Tax                                (1.5 - 1.8)       (0.22 - 0.26)
                                 ------------------ ------------------
Forecasted Reported Net
 Income/Diluted EPS                ~$11.8 - $13.1     ~$1.75 - $1.93
                                 ================== ==================


    (a) Forecasts in the table exclude the effects of business-development transactions not completed as of July 1, 2007.

    (1) "Adjusted income" and "adjusted diluted earnings per share
(EPS)" are defined as reported net income and reported diluted EPS excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the quarterly period ended April 1, 2007, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of second-quarter and six-month 2007 and 2006, and forecasted full-year 2007 and 2008, adjusted income and adjusted diluted EPS to reported net income and reported diluted EPS are provided in the materials accompanying this report. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

    DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of July 18, 2007. The Company assumes no obligation to update any forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments. This earnings release and the attachments contain forward-looking information about the Company's financial results and estimates, business plans and prospects, and in-line products and product candidates that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Among the factors that could cause actual results to differ materially are the following:

    --  The success of research and development activities

    -- Decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of our products

    -- Speed with which regulatory authorizations, pricing approvals and product launches may be achieved

    --  Success of external business development activities

    -- Competitive developments, including with respect to competitor drugs and drug candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates

    -- Ability to successfully market both new and existing products domestically and internationally

    --  Difficulties or delays in manufacturing

    --  Trade buying patterns

    -- Ability to meet generic and branded competition after the loss of patent protection for our products and competitor products

    -- Impact of existing and future regulatory provisions on product exclusivity

    --  Trends toward managed care and healthcare cost containment

    -- U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid and Medicare, the importation of prescription drugs that are marketed from outside the U.S. at prices that are regulated by governments of various foreign countries, and the involuntary approval of prescription medicines for over-the-counter use

    --  Impact of the Medicare Prescription Drug, Improvement and
        Modernization Act of 2003

    -- Legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access

    -- Contingencies related to actual or alleged environmental contamination

    -- Claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates

    -- Legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings

    -- The Company's ability to protect its patents and other intellectual property both domestically and internationally

    --  Interest rate and foreign currency exchange rate fluctuations

    -- Governmental laws and regulations affecting domestic and foreign operations, including tax obligations

    --  Changes in generally accepted accounting principles

    -- Any changes in business, political and economic conditions due to the threat of terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas

    --  Growth in costs and expenses

    --  Changes in our product, segment and geographic mix

    -- Impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to realize the projected benefits of our Adapting to Scale multi-year productivity initiative, including the projected benefits of the broadening of this initiative over the next few years.

    A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and in its reports on Forms 10-Q and 8-K.

    This earnings release includes discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.


    CONTACT: Pfizer Inc
             Media
             Andy McCormick, 212-733-5469
             Ray Kerins, 212-733-9203
             or
             Investors
             Suzanne Harnett, 212-733-8009
             Jennifer Davis, 212-733-0717